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                                                                   EXHIBIT 10.82

          THIS AGREEMENT made effective the 3rd day of January, 2000.

BETWEEN:

          FUTURELINK CORP., a corporation incorporated pursuant to the laws of the State of Delaware, with its head office in Irvine, California (hereinafter referred to as the "Company")

                                    - and -

          RICHARD M. WHITE, an individual resident in Toronto, Ontario (hereinafter referred to as the "Executive")

          WHEREAS the Executive has agreed to serve as the Company's Vice-President, Administration as of January 3, 2000;

          AND WHEREAS the Company and the Executive have agreed that the employment of the Executive by the Company will be in accordance with the provisions of this Agreement;

          NOW THEREFORE, for and in consideration of the sum of $10.00 now paid by each party to the other party (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto) and the mutual covenants and agreements hereinafter contained, the parties hereto covenant and agree, each with the other, as follows:

1.   DEFINITIONS

     1.1 In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

               "COMMON SHARES" means the shares of the Company's common stock which are entitled to one vote per share at any meeting of the shareholders of the Company;

               "COMPENSATION" means the salary and all benefits which the Executive is receiving or entitled to at the time of Change of Control, including but not limited to bonuses, stock options, pension benefits, medical plan benefits, vacation pay and any insurance premiums paid by the Company for the Executive;

               "PERSON" includes an individual, a partnership, a corporation and any other entity or association;

               "TERMINATION DATE" means:

               (a) the effective date that the Executive's employment with the Company is terminated by the Company without just cause; or

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        (b) the date that the Executive provides to the Company written notice of election to treat the Executive's employment as terminated; and

        "THIS AGREEMENT" and the terms such as "HEREOF", "HEREIN" and similar expressions mean this Agreement, as amended, supplemented or modified in writing from time to time.

2.   VICE-PRESIDENT, ADMINISTRATION

        The Company agrees to employ the Executive during the term of the Agreement as Vice President, Administration of the Company and its various North American subsidiaries, with power and authority to oversee, develop and implement processes the Administration and Facilities Management of the Company and its affiliates and to undertake such other duties as may from time to time be assigned to or vested in the Executive by the Board of Directors of the Company, subject always to the control and direction of the Board of Directors of the Company.

        The Executive agrees, during the term of this Agreement, to devote the majority of the Executive's working time, attention and abilities to the business and affairs of the Company and to serve the Company faithfully and use the Executive's best efforts to promote the interests of the Company. The Executive shall be free to assume non-executive and non-management roles with other organizations, but shall provide the Company with notice of such other commitments.

3.      REMUNERATION

        (a) The Company agrees to pay the Executive a base salary of ONE HUNDRED FORTY THOUSAND DOLLARS (US$140,000.00) per annum. The Company agrees to review the Executive's base salary annually (such review to be completed by January 31st of each year of this Agreement) and agrees that following each such review, the then current base salary may be increased to reflect the Executive's performance, the Company's performance and other relevant factors;

        (b) In addition to the foregoing, the Company shall pay to the Executive an Annual Performance Bonus of up to FORTY PERCENT (40%) to equal FIFTY-SIX THOUSAND DOLLARS (US$56,000.00) per annum. The Annual Performance Bonus shall be based on the Executive's performance, the Company's performance and other relevant factors, and the Annual Performance Bonus shall be based on four separate three month intervals (the "Bonus Intervals"), being January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31, hereafter;

        (c) eligibility for stock options as may be granted from time to time by the Company's publicly traded parent, FutureLink Corp, a Delaware corporation;



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4.   BENEFITS

     4.1 The Executive shall be entitled to participate in the Company's employee benefits plan as may be in effect at any given time, subject to satisfying any insurability requirements established by the carriers that provide the benefits.

5.   EXPENSES

     5.1 The Company agrees that during the term of this Agreement the Executive shall be reimbursed by the Company for all travelling and other expenses actually and properly incurred by the Executive in connection with the Executive's duties hereunder. The Executive shall furnish to the Company statements and vouchers for all such expenses in accordance with the Company's reimbursement policy as established from time to time; and

     5.2 Relocation of Employee. The Company and Executive acknowledge and agree that Executive was initially hired to work for the Company's wholly-owned Canadian subsidiary, FutureLink Distribution Corp., in Calgary, Alberta, Canada and has subsequently agreed to relocate to the Company's offices in Irvine, California. In connection with Executive's relocation to Irvine, California, the Company has agreed to reimburse Executive for his relocation expenses for up to $39,200 in after-tax U.S. dollars (as determined by the Company), following Company's receipt of documentation of such expenses that is satisfactory to Company. Notwithstanding the foregoing, if Executive is terminated by Company without just cause prior to January 31, 2002, then Company shall reimburse Executive for up to $39,200 in after-tax U.S. dollars for any expenses incurred by Executive to relocate back to Canada, following Company's receipt of documentation of such expenses that is satisfactory to Company.

6.   VACATION

     6.1 During each year of the term of this Agreement the Executive shall be entitled to four (4) weeks vacation provided that the timing of such vacation in any year is subject to the reasonable direction of the Board of Directors of the Company.

7.   CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION

    7.1 The Executive agrees as a condition of the Executive's employment hereunder to execute the Confidentiality and Non-Competition Agreement which is attached hereto as Schedule "A".

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8.   TERM AND TERMINATION OF AGREEMENT

     8.1 Subject to the provisions of Section 12 hereof pertaining to a termination for just cause, this Agreement shall continue and remain in full force until terminated by either the Company or the Executive in accordance with the provisions outlined below.

     8.2 The Executive has the right to terminate this Agreement and the Executive's employment hereunder by providing the Company with written notice which shall provide for a termination date which is effective one month after the giving of the notice. The Executive shall receive the remuneration, benefits and expenses contemplated by this Agreement and any options to acquire Common Stock which may have vested up to and including the effective termination date and the Executive will not be entitled to any other remuneration, reimbursement or payment whatsoever.

     8.3 The Company has the right to terminate this Agreement and the Executive's employment hereunder at any time without just cause by providing the Executive with written notice setting forth the Termination Date and the Company shall, at the same time, do the following:

               (a) pay to the Executive within one month following the Termination Date, or at such other time as is mutually agreed upon between the Company and the Executive, a settlement payment equal to the total of:

                    (i) an amount equal to the product of the monthly base salary to which the Executive was entitled at the Termination Date multiplied by the number of months within the Notice Period (as defined in Section 8.3(b) and (c) below); plus

                    (ii) an amount equal to the product of the Company's monthly premium contributions paid on behalf of the Executive immediately prior to the Termination Date relating to the Company's employee benefits plan multiplied by the number of months within the Notice Period; plus

                    (iii) an amount equal to the most recent Annual Performance
                          Bonus paid by the Company to the Executive prior to the Termination Date conditional upon the said payment of the most recent bonus having been made within the period of twelve (12) months immediately prior to the Termination Date;

               (b) In the event the Company terminates the Executive's employment without just cause, in the first year of Executive's employment, the Company will give Executive 12 months notice (the "Notice Period") of the termination of Executive's employment, or the Company shall pay a Severance Payment as defined above in lieu of such notice;


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               The Executive acknowledges that other than the foregoing notice or Severance Payment, Executive will not be entitled to any further compensation or notice arising out of the termination without just cause by the Company of Executive's employment;

          (c) Just Cause for the termination of employment means that should Executive commit improper acts as defined by law such as non-performance of duties, dishonesty, theft or breach of confidentiality, the Company will be able to terminate Executive's employment without notice or severance in lieu of notice;

          (d) In the event that the Company pays severance in lieu of notice any stock options held by Executive that would have vested during the period beginning on the Termination Date and ending on the date which falls at the end of the Notice Period (the "Severance Date") shall automatically vest and become exercisable until the expiration of a period of time after the Severance Date that is equal to the period of time after the date of a termination during which such options would be exercisable under the applicable Stock Option Agreement (the "Option Agreement"). The Company hereby agrees that it will amend the terms of the Option Agreement, if necessary or required, in order to allow for the foregoing. The Company agrees that it make all reasonable efforts to obtain the agreement required by any exchange or regulatory authorities to amend the term of the Option Agreement if such agreement requires, to allow for the foregoing. In the event that the Company is unable to obtain the required regulatory or exchange approval as aforesaid, then the Company agrees to compensate the Executive for the value of the said unvested share options based on the difference between the exercise price of such options and the market value of the Company's shares on the Termination Date, (based on the closing trading price on the date prior to the Termination Date), such payment to be made in cash in conjunction with all other payments due under this subsection 8.3;

          (e) If such current market price does not exceed the exercise price, no compensation is payable by either party with respect to the Option Agreement; and

          (F) The Company shall provide, at the Company's expense, relocation and financial counseling to the Executive at a cost not to exceed $10,000.00 with the Executive having the right, in the Executive's sole and absolute discretion, to receive payment of $10,000.00 in lieu of the said relocation and financial counseling services.

     8.4 The employment of the Executive by the Company shall be deemed to be terminated by the Company pursuant to subsection 8.3 hereof if the Company unilaterally changes the terms of the employment relationship such that the Executive does not continue to be employed by the Company at a level of responsibility or a level of
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     Compensation at least commensurate with the Executive's existing level of responsibility and Compensation immediately prior to the said change and the Executive elects in a written notice to the Company to treat the Executive's employment as being terminated as a result of either such reduction with the said termination being effective as at the date of the said written notice.

8.5 Change of Control. In the event that a Change of Control (defined as meaning any of the following events: (i) consummation of any merger or consolidation of the Company in which the Company is not the continuing or surviving corporation and the shareholders of the Company immediately prior to such merger or consolidation own less than 51% of the surviving company; or (ii) consummation of any sale, lease, exchange, or other transfer, in one transaction or a series of related transactions, of all or substantially all of the Company's assets, other than a transfer of the Company's assets to a majority-owned subsidiary corporation; or (iii) a change in ownership of 60% or more of the Company's then outstanding capital stock, in one or more of a series of related transactions occurring within a period of four (4) months, in which one or more persons acting acquires 60% or more of the Company's then outstanding capital stock, occurs and in the further event that:

     (a) The Executive's employment with the Company is terminated by the Company other than for "just cause" as that term is defined under this agreement within six (6) months of the date of a Change of Control; or

     (b) The Executive does not continue to be employed by the Company at a level of responsibility or a level of compensation at least commensurate with the Executive's existing level of responsibility and compensation immediately prior to the Change of Control and the Executive elects in a written notice to the Company within six (6) months of the date of a Change of Control to treat the Executive's employment as being terminated as a result of either such reduction with the termination of Executive's employment being effective as of the date such written notice is delivered to the Company, then the Company agrees to:

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               (i) Accelerate the vesting dates pursuant to any and all stock option agreements outstanding between the Executive and the Company (the "Option Agreements") granting Executive right for a period of ninety (90) days commencing on the Voluntary Termination Date to purchase that number of shares for which options have been granted which are not yet vested or exercised, irrespective of whether or not the vesting requirements set forth in the Company's Stock Option Plan or the Option Agreement have been satisfied. The "Voluntary Termination Date" shall be the date upon which Executive provides the notice described in Section 8.5(b) of this Agreement. Any Option Agreement and any and all rights the Executive has or may have pursuant to any Option Agreement shall terminate and otherwise be extinguished on the date 90 days following the Voluntary Termination Date. In the event that any of the terms of such option are not ascertainable or in the event that applicable securities legislation precludes the acceleration of the vesting dates in the manner described herein, the Company agrees to compensate the Executive by way of a cash payment with that amount of money which the Executive would have been entitled to if he had exercised any such option on the Voluntary Termination Date at the price pursuant to the Option Agreement and sold the securities on The Nasdaq Stock Market or other markets on which the Company's common stock is listed for trading. The price used to determine such cash payment shall be based upon the weighted average trading price of the Company's common stock during the last five days preceding the Voluntary Termination Date. In the event the foregoing cannot be determined, then the market price shall be established by a qualified independent valuator approved by the independent members of the Board of Directors of the Company. In the further event that such weighted average trading price or current market price does not exceed the exercise price, no amount shall be payable by the Company under this Section.

9.   RELEASE

     9.1 In the event of termination; in consideration of the above payments to the Executive and the additional provisions of this Agreement, the Executive agrees to tender the Executive's immediate resignation in a form satisfactory to the Company acting reasonably and forever release and discharge the Company from any and all obligations to pay any further amounts or benefits to the Executive with respect to the Executive's employment or the termination thereof.

10   TIME OF ESSENCE

     10.1 Time shall be of the essence in this Agreement and all amendments hereto.

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11   SUBSEQUENT EMPLOYMENT

         11.1 The Executive shall not be bound in any manner whatsoever to rebate to the Company nor to forgive any claim against the Company with respect to any amounts or benefits payable hereunder in the event of the Executive's subsequent reemployment in any manner whatsoever.

12   TERMINATION FOR CAUSE

         12.1 Notwithstanding the other provisions of this Agreement, the Company shall be entitled to terminate this Agreement and Executive's employment hereunder forthwith for just cause without any further notice or payment in lieu of notice. In the event of such termination for just cause, the other provisions of this Agreement shall not apply.

13   PRIOR AGREEMENTS/ENTIRE AGREEMENT

         13.5 It is acknowledged and agreed by the Company and the Executive that this Agreement, including the attached Schedule, constitutes the entire agreement between the parties and that any and all prior agreements, written or verbal, express or implied, between the parties relating to or in any way connected with the employment of the Executive by the Company are hereby rendered null and void and are superseded by the terms of this Agreement.

         13.6 In the event of a conflict between this Agreement and any agreement between the Executive and Company concerning the Company's grant of stock options to the Executive, the provisions of this Agreement shall prevail.

14   APPLICABLE LAWS

         14.1 This Agreement shall be construed in accordance with the laws in effect in the Province of Ontario and the parties hereto hereby attorn to the Courts of the Province of Ontario and, if applicable, the Federal Courts of Canada.

15   FURTHER ASSURANCES

         15.1 Each of the parties shall from time to time and at all times do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform the terms of this Agreement.

16   ENUREMENT

         16.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

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17 NOTICE

     17.1 Any notice or other instrument which may be required or permitted to be delivered or served on the other party hereto shall be sufficiently given to or served on such party if in writing and delivered by hand in a sealed envelope addressed to such party and left, during normal business hours, at the following addresses:

     (a) if to the Executive:

          Richard M. White
          68 Wimbleton Road
          Toronto, Ontario M9A 3S1

     (b) if to the Company:

          FutureLink Corp. and
          FutureLink Distribution Corp.
          300, 250-6th Avenue S.W.
          Calgary, Alberta T2P 3H7
          Attention: Philip R. Ladouceur, C.E.O.

          Either the Company or the Executive may, by notice delivered in accordance with this section, change the address for notices set out above.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

                                           FUTURELINK CORP.


                                           Per: /s/ PHILIP R. LADOUCEUR
                                                ---------------------------
                                                    Philip R. Ladouceur
                                                    Chief Executive Officer

SIGNED, SEALED AND DELIVERED
in the presence of:

/s/ NIRA M. PATEL                          /s/ RICHARD M. WHITE
-----------------------                    ------------------------------
Witness                                        RICHARD M. WHITE